Exhibit 3.1

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

COPANO ENERGY, L.L.C.

THIS AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF COPANO ENERGY, L.L.C. (this “Amendment”), dated as of July 21, 2010, is entered into and effectuated by the Board of Directors (the “Board”) of Copano Energy, L.L.C. (the “Company”) pursuant to authority granted to it in Sections 5.6 and 11.1 of the Fourth Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C., dated as of July 20, 2010, as amended (as so amended, the “Limited Liability Company Agreement”).  Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.

RECITALS:

WHEREAS, Section 5.6(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Securities for any Company purpose at any time and from time to time for such consideration and on such terms and conditions as the Board shall determine, all without the approval of any Members;

WHEREAS, Section 5.6(b) of the Limited Liability Company Agreement provides that the Company Securities authorized to be issued by the Company pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board;

WHEREAS, Section 11.1(c)(vii) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement that the Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.6 of the Limited Liability Company Agreement;

WHEREAS, the Board has determined that the issuance of the Series A Preferred Units and the Class B Units (issuable, in certain circumstances, upon conversion of the Series A Preferred Units) provided for in this Amendment are permitted by Section 5.6 of the Limited Liability Company Agreement;

WHEREAS, Section 11.1(c)(iv) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement to reflect a change that the Board determines does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect; and

WHEREAS, the Board deems it in the best interest of the Company to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Series A Preferred Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Series A Preferred Units, including without limitation the conversion of the Series A Preferred Units into Common Units and Class B Units in accordance with the terms described herein, (ii) the creation of a new class of Units to be designated as Class B Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class B Units, including without limitation the conversion of the Class B Units into Common Units in accordance with the terms described herein, and (iii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A.           Amendment.  The Limited Liability Company Agreement is hereby amended as follows:

1.           Section 1.1 of the Limited Liability Company Agreement is hereby amended to add the following definitions:

“Adjusted Percentage Interest” means, as of any date of determination (a) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the sum of the number of Common Units, Series A Preferred Units and Class B Units held by such Unitholder, by (B) the number of Outstanding Common Units, Outstanding Series A Preferred Units and Outstanding Class B Units, and (b) as to the holders of other Company Securities issued by the Company in accordance with Section 5.6, the number of Units to which such Company Securities are equivalent, if any, for the purpose of determining Adjusted Percentage Interest (and only for such purpose) as determined by the Company as a part of such issuance.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Class B Liquidation Value” means, with respect to each Outstanding Class B Unit on the date of determination, an amount equal to the sum of (i) the Series A Liquidation Value of the Series A Preferred Unit that converted into such Class B Unit on the date of such conversion and (ii) any accrued but unpaid dividends on the Outstanding Class B Unit, less any distributions of Capital Surplus to such Class B Unit made pursuant to Section 6.5 after the date of its conversion.

“Class B Parity Securities” means any class or series of Company Securities that, with respect to distributions on such Company Securities or distributions upon liquidation of the Company, ranks pari passu with the Class B Units.

“Class B Senior Securities” means any class or series of Company Securities that, with respect to distributions on such Company Securities or distributions upon liquidation of the Company, ranks senior to the Class B Units.

“Class B Unit” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to the Class B Units in this Agreement and does not refer to a Common Unit issued upon conversion of a Class B Unit pursuant to the terms hereof.

“Common Unit Cap” means a number of Conversion Common Units equal to 19.9% of the Outstanding Common Units on the applicable Series A Conversion Date.

“Company Event” is defined in Section 5.13(b)(viii).

“Competitor” means any Person that directly, or indirectly through (i) the ownership of 15% or more of any Person and (ii)(A) the right to designate one or more members of the board of directors (or similar governing body) of such Person (or with respect to a limited partnership, its general partner) or (B) the power to direct or control the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, engages in the midstream energy business or otherwise provides similar services or engages in a similar business as the Company at any time during the twelve (12) months preceding a proposed Transfer of Series A Preferred Units, Class B Units or Conversion Common Units.

“Conversion B Units” means Class B Units issued upon conversion of Series A Preferred Units pursuant to Section 5.12.

“Conversion Common Units” means Common Units issued upon conversion of Series A Preferred Units or Class B Units, as the context requires, pursuant to Section 5.12 and Section 5.13.

“Conversion Units” means Conversion B Units and Conversion Common Units.

“Converting Unitholder” means a Person entitled to receive Common Units upon conversion of Series A Preferred Units or Class B Units.

“Maintenance Capital Expenditure” means any capital expenditure employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.

“PIK Units” is defined in Section 5.12(a).

“Series A 10.0% Distribution Rate” means an amount per Series A Preferred Unit equal to 10.0% per annum (2.5% per quarter) of the Series A Issue Price.

“Series A Change of Control” means the consummation of any transaction (including, without limitation, any merger, consolidation or business combination) the result of which is that any Person, other than the Series A Unitholder(s), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Company Securities, measured by voting power rather than number of Company Securities.

“Series A Change of Control Issuance Date” is defined in Section 5.12(b)(ix)(A)(II).

“Series A Change of Control Offer” is defined in Section 5.12(b)(ix)(A).

“Series A Conversion Date” is defined in Section 5.12(b)(viii)(F).

“Series A Conversion Notice” is defined in Section 5.12(b)(viii)(B).

“Series A Conversion Notice Date” is defined in Section 5.12(b)(viii)(B).

“Series A Distribution Payment Date” is defined in Section 5.12(b)(ii)(A).

“Series A Distribution Rate” means (i) with respect to any portion of a Series A Quarterly Distribution for any Quarter paid in PIK Units, the Series A 10.0% Distribution Rate and (ii) with respect to any portion of any Series A Quarterly Distribution for any Quarter paid in cash, an amount per Series A Preferred Unit equal to the greater of (a) the distribution per Common Unit declared by the Board with respect to such Quarter and (b) the Series A 10.0% Distribution Rate.

“Series A Forced Conversion Notice” is defined in Section 5.12(b)(viii)(D).

“Series A Forced Conversion Notice Date” is defined in Section 5.12(b)(viii)(D).

“Series A Issuance Date” means July 21, 2010.

“Series A Issue Price” means $29.05 per Series A Preferred Unit.

“Series A Liquidation Value” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series A Issue Price and (ii) all accrued but unpaid distributions on such Series A Preferred Unit with respect to the Quarter in which the liquidation occurs, less any distributions of Capital Surplus to such Series A Preferred Unit pursuant to Section 6.5.

“Series A Parity Securities” means any class or series of Company Securities that, with respect to distributions on such Company Securities or distributions upon liquidation of the Company, ranks pari passu with the Series A Preferred Units.

“Series A Preferred Unit” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to the Series A Preferred Units in this Agreement and including PIK Units, but does not refer to a Common Unit or a Class B Unit issued upon conversion of a Series A Preferred Unit pursuant to the terms hereof.

“Series A Proposal” is defined in Section 5.12(b)(iii)(B).

“Series A Purchase Agreement” means that certain Series A Convertible Preferred Unit Purchase Agreement, dated as of July 21, 2010 by and between the Company and the initial Series A Unitholder.

“Series A Quarterly Distribution” is defined in Section 5.12(b)(ii)(A).

“Series A Senior Securities” means any class or series of Company Securities that, with respect to distributions on such Company Securities or distributions upon liquidation of the Company, ranks senior to the Series A Preferred Units.

“Series A Unitholder” means a holder of Record of Series A Preferred Units.

“Series A Unitholder Conversion Option Commencement Date” is defined in Section 5.12(b)(viii)(A).

“Tax Cost” means the quotient obtained by dividing (A) the product of (x) the excess of (I) the highest marginal effective rate of federal, state and local income tax applicable to ordinary income of an individual resident in New York City, New York for the taxable period in which income is allocated or otherwise recognized over (II) the highest marginal effective rate of federal, state and local income tax applicable to long-term capital gain of an individual resident in New York City, New York for such taxable period and (y) any corrective allocation (within the meaning of Proposed Treasury Regulation Section 1.704-1(b)(4)(x)) made to a Unitholder (or any other taxable capital shift to a Unitholder) as a result of a conversion of such Unitholder's Series A Preferred Units pursuant to Section

5.12(b)(viii)(C), by (B) one (1.00) minus the highest marginal effective rate of federal, state and local income tax applicable to ordinary income of an individual resident in New York City, New York for such taxable period.

“Total Distributable Cash Flow” means, with respect to any Quarter, net income of the Company plus: (i) depreciation, amortization and impairment expense (including amortization expense relating to the option component of the Company’s risk management portfolio); (ii) cash distributions received from investments in unconsolidated Affiliates and equity losses from such unconsolidated Affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of Maintenance Capital Expenditures; (v) the subtraction of equity in earnings from unconsolidated Affiliates and (vi) the addition of Losses or subtraction of Gains relating to other miscellaneous non-cash amounts affecting Net Income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and the Company’s line fill contributions to third-party pipelines and gas imbalances.

2.           Section 1.1 of the Limited Liability Company Agreement is hereby amended by amending and restating the following definitions:

“Common Unit” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, a Series A Preferred Unit or Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Company Security” means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including without limitation, Common Units, Series A Preferred Units and Class B Units, which are separate classes of Interests.

“Interest” means the ownership interest of a Member in the Company, which may be evidenced by Common Units, Series A Preferred Units, Class B Units or other Company Securities or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Issue Price” means the price at which a Unit is purchased from the Company, after taking into account any sales commission or underwriting discount charged to the Company; provided, that with respect to the Series A Preferred Units, the Issue Price shall be the Series A Issue Price.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company,

unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under Section 5.12(b)(iv).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under Section 5.12(b)(iv).

“Outstanding” means, with respect to Company Securities, all Company Securities that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that no Company Securities held by the Company (other than Company Securities representing Interests held by the Company on behalf of Non-Citizen Assignees) or any other Group Member shall be considered Outstanding; provided, further, that for purposes of the foregoing, unless the context otherwise requires, Series A Preferred Units and Class B Units shall be deemed to be of the same class of Company Securities as the Common Units.

“Percentage Interest” means, as of any date of determination (a) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder plus the number of Class B Units held by such Unitholder, by (B) the number of Outstanding Common Units plus the number of Outstanding Class B Units, and (b) as to the holders of other Company Securities issued by the Company in accordance with Section 5.6, other than any Series A Preferred Units, the number of Units to which such Company Securities are equivalent, if any, for the purpose of determining Percentage Interest (and only for such purpose) as determined by the Company as a part of such issuance.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Adjusted Percentage Interests, and (b) when modifying Members, apportioned among all Members in accordance with their relative Adjusted Percentage Interests.

“Transfer” means to (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option,

right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, Units; or (ii) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of Units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise.

“Unit” means a Company Security that is designated as a “Unit” and shall include Common Units, Series A Preferred Units and Class B Units.

3.           Section 4.1 of the Limited Liability Company Agreement is hereby amended and restated as follows:

Section 4.1 Certificates.  Upon the Company’s issuance of any Units to any Person, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued; provided, however, with respect to the issuance of any Series A Preferred Units, the Company shall issue such Certificates in accordance with Section 5.12(b)(vii). In addition, upon the request of any Person owning any other Company Securities other than Units, the Company shall issue to such Person one or more certificates evidencing such other Company Securities.  Certificates shall be executed on behalf of the Company by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary.  No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, further, that if the Board elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Company.  Any or all of the signatures required on the Certificate may be by facsimile.  If any Officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer or Transfer Agent at the date of issue.  Certificates shall be consecutively numbered, shall be entered on the books and records of the Company as they are issued and shall exhibit the Unitholder’s name and number of Units.

4.           Section 4.6 of the Limited Liability Company Agreement is hereby amended to add a new Section 4.6(d) and Section 4.6(e) as follows:

(d)           Any Transfer of a Conversion Unit shall be subject to the restrictions imposed by Section 6.9.

(e)           Prior to the third anniversary of the Series A Issuance Date, Series A Unitholders shall not Transfer any Series A Preferred Units without the prior written consent of the Company; provided, however, that the foregoing restrictions shall not apply to a Transfer of Series A Preferred Units by a Series A Unitholder to its Affiliate if such Transfer would not, when aggregated with all other sales or exchanges of Company Securities within the prior 12-month period, result in a sale or exchange of 50% or more of the capital and profits interests in the Company within the meaning of Section 708(b)(1)(B) of the Internal Revenue Code and provided, further, that any Series A Unitholder may pledge all or any portion of its Series A Preferred Units to any holders of obligations owed or Securities issued by that Series A Unitholder, including to the trustee for, or representative of, such holders.  Prior to and after the period referred to above, the Series A Unitholder shall not Transfer any Series A Preferred Units or Conversion Units to any Competitor or to any Person that, after such Transfer, would be the Beneficial Owner of more than 10% of the Outstanding Common Units, including the number of Common Units into which such Series A Preferred Units or Class B Units would be convertible under such Section 5.12(b)(viii) or Section 5.13(b)(ii), respectively.

5.           Section 5.5(a) of the Limited Liability Company Agreement is hereby amended and restated to read in its entirety as follows:

The Company shall maintain for each Member (or a Beneficial Owner of Company Securities held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Company) owning a Company Security a separate Capital Account with respect to such Company Security in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and the methodology set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Company Security pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Company Security pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than PIK Units) made with respect to such Company Security pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Company Security pursuant to Section 6.1.  The Company shall follow the methodology set forth in the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Company are revalued or any Series A Preferred Units are converted pursuant to Section 5.12.  For the avoidance of doubt, the Series A Preferred Units will be treated as a partnership interest in the Company for federal income tax purposes, and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Company.  The initial Capital Account balance in respect of each Series A Preferred Unit (determined, in the case of a PIK Unit, immediately prior to the application of Section 5.5(e) hereof) shall be the Series A Issue Price.  Any distribution of a PIK Unit received by a

Unitholder in respect of Series A Preferred Units pursuant to Section 5.12(b)(ii) shall be treated as if such Unitholder first received a guaranteed payment in cash equal to the Series A Issue Price and then purchased a Series A Preferred Unit from the Company for such amount of cash.

6.           Section 5.5(d)(i) of the Limited Liability Company Agreement is amended and restated in its entirety to read as follows:

(i)           In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Company Securities for cash or Contributed Property, the issuance of Company Securities as consideration for the provision of services or the conversion of a Series A Preferred Unit, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance, or immediately after such conversion (with respect to the conversion of a Series A Preferred Unit), shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or on the date of such conversion.  Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Series A Preferred Unit, first to the Members holding converted Series A Preferred Units until the Capital Account of each converted Series A Preferred Unit is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Members pursuant to Sections 6.1(c) and (d) in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Series A Preferred Unit is not sufficient to cause the Capital Account of each converted Series A Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Members holding converted Series A Preferred Units and the Members holding Common Units (other than converted Series A Preferred Units) so as to cause the Capital Account of each converted Series A Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit, in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Company Securities or the conversion of a Series A Preferred Unit shall be determined by the Company using such method of valuation as it may adopt; provided, however, that the Company, in arriving at such valuation, must take fully into account the fair market value of the Company Securities of all Members at such time and must reduce the fair market value of all Company assets by the excess, if any, of the fair market value of any Series A Preferred Units that have not yet been converted over the aggregate Issue Price of such Series A Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Members’ Capital Accounts previously, pursuant to Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The Company shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

7.           Section 5.6(a) of the Limited Liability Company Agreement is hereby amended and restated to read in its entirety as follows:

(a) The Company may issue additional Company Securities and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board shall determine, all without the approval of any Members, subject to Section 5.12(b)(vi) and 5.13(b)(vii).

8.           Section 5.10(a) of the Limited Liability Company Agreement is hereby amended and restated in its entirety to read as follows:

Subject to Section 5.10(d), Section 6.6 and Section 6.7 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Company Securities to all Record Holders of Company Securities or may effect a subdivision or combination of Company Securities so long as, after any such event, each Member shall have the same Adjusted Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including (i) the number of Common Units into which Series A Preferred Units and Class B Units may convert and (ii) the number of Class B Units into which the Series A Preferred Units may convert) are proportionately adjusted retroactive to the date of formation of the Company.

9.           Article V of the Limited Liability Company Agreement is hereby amended to add a new Section 5.12, creating a new series of Units to read in its entirety as follows:

Section 5.12                      Establishment of Series A Preferred Units.

(a)           General. The Company hereby designates and creates a series of Units to be designated as “Series A Convertible Preferred Units” and consisting of a total of 10,327,022 Series A Preferred Units, plus any additional Series A Preferred Units issued in kind as a distribution pursuant to Section 5.12(b)(ii) (“PIK Units”), having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.12, Section 6.1 and Section 6.9.  Other than with respect to PIK Units, the class of Series A Preferred Units shall be closed immediately following the Series A Issuance Date, and thereafter no additional Series A Preferred Units shall be designated, created or issued without the prior written approval of the holders of a majority of the Outstanding Series A Preferred Units.

(b)           Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)           Reserved.

(ii)           Distributions.

(A)           Commencing with the Quarter ending on September 30, 2010, the holders of the Series A Preferred Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any other Company Securities pursuant to Section 6.4 or Section 6.5, in an amount equal to the Series A Distribution Rate on all Outstanding Series A Preferred Units. Distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”).  Each Record Date established pursuant to this Section 5.12(b)(ii) for a Series A Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Company in respect of other Company Securities pursuant to Section 6.4 or 6.5 for such Quarter.  For the Quarter ending September 30, 2010, through and including the Quarter ending June 30, 2013, Series A Quarterly Distributions shall be paid in PIK Units.  For the Quarter ending September 30, 2013, through and including the Quarter ending June 30, 2016, the Series A Quarterly Distributions may be paid in cash, in PIK Units or in a combination thereof, as determined by the Board in its sole discretion, but shall be paid in PIK Units absent an affirmative determination otherwise by the Board.  For any Quarter ending September 30, 2016 or thereafter, each Series A Quarterly Distribution shall be paid in cash except to the extent (i) a Series A Unitholder requests (in a written communication received by the Company no later than fifteen (15) days after the end of the Quarter in respect of which such Series A Quarterly Distribution is payable) that its Series A Quarterly Distribution be paid in PIK Units and (ii) the Board determines, in its sole discretion, that the Company will pay all or a portion of the requesting Series A Unitholder’s distribution in PIK Units.  The number of PIK Units to be issued in connection with any Series A Quarterly Distribution paid in PIK Units shall be determined by dividing (i) the product of the Series A 10% Distribution Rate multiplied by the number of Outstanding Series A Preferred Units, by (ii) the Series A Issue Price.  Cash will be paid in lieu of any fractional PIK Units with the value of the fractional PIK Unit determined by reference to the Series A Issue Price. Unless otherwise expressly provided, references in this Agreement to Series A Preferred Units shall include all PIK Units Outstanding as of the date of such determination.  If, in violation of this Agreement, the Company fails to pay in full any in-kind Series A Quarterly Distribution when due, then the holders entitled to the unpaid PIK Units shall be entitled to Series A Quarterly Distributions in subsequent Quarters, and to all other rights under this Agreement, as if such unpaid PIK Units had in fact been distributed on the date due.  Nothing in this clause (A) shall alter the obligation of the Company to pay any unpaid PIK Units or the right of Series A Unitholders to enforce this Agreement to compel the Company to distribute any unpaid PIK Units.

(B)           Notwithstanding anything in this Section 5.12(b)(ii) to the contrary, with respect to Series A Preferred Units that are converted into Common Units or Class B Units, the holder thereof shall not be entitled to a Series A Preferred Unit distribution or Class B Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(C)           If all or any portion of a Series A Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series A Preferred Units Outstanding as of the Record Date for such Series A Quarterly Distribution shall be paid out of Available Cash for purposes of any distribution payable pursuant to Sections 6.4 or 6.5.  To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders and the balance of such Series A Quarterly Distribution will be paid solely in PIK Units.  The Company shall provide written notice to the Series A Unitholders, not later than the tenth (10th) day following the end of such Quarter, describing in reasonable detail the Company’s calculation of Available Cash for such Quarter and the portion of the Series A Quarterly Distribution to be paid in PIK Units.

(D)           When any PIK Units are payable to a holder of Series A Preferred Units pursuant to this Section 5.12, the Company shall issue the PIK Units to such holder no later than the Series A Distribution Payment Date (the date of issuance of such PIK Units, the “PIK Payment Date”).  On the PIK Payment Date, the Company shall issue to such Series A Unitholder a certificate or certificates for the number of PIK Units to which such Series A Unitholder shall be entitled.  The issuance of the PIK Units pursuant to this Section 5.12(b)(ii) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of PIK Units was due.

(E) Any distribution in respect of a Series A Preferred Unit pursuant to Section 5.12(b)(ii)(A) or Section 5.12(b)(xi), whether payable in cash or in PIK Units or some combination thereof, shall be payable without regard to the Company’s income and will be treated as a guaranteed payment pursuant to Section 707(c) of the Code.

(iii)           Issuance of Series A Preferred Units and Subsequent Unitholder Vote.

(A)           On the Series A Issuance Date, the Series A Preferred Units shall be issued by the Company pursuant to the terms and conditions of the Series A Purchase Agreement.

(B)           The Board shall, as promptly as practicable following the issuance of the Series A Preferred Units, but in any event not later than 180 days from the issuance of the Series A Preferred Units, take such actions as may be necessary or appropriate to submit for approval by a vote or consent of the holders of the Outstanding Common Units, (i) a change in the terms of the Series A Preferred Units to provide that: (A) each Series A Preferred Unit be convertible into one Common Unit and (B) each Series A Preferred Unit shall be entitled to vote with the Common Units, in each instance, without regard to the Common Unit Cap, with such change in terms effective upon such approval by the Unitholders and (ii) if there are any Class B Units Outstanding on the date of such vote, the automatic conversion of each Class B Unit into one Common Unit, with such automatic conversion effective upon such approval by the Unitholders ((i) and (ii) collectively, the “Series A Proposal”).  The vote or consent required for approval of the Series A Proposal will be the requisite vote required under the Agreement and under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading.  If the Series A Proposal is not approved by the requisite holders of Outstanding Common Unitholders at the first meeting called for consideration of the Series A Proposal, then the Company shall be obligated to convene another meeting of its Unitholders upon the same terms and conditions (except that such meeting shall take place no later than the next annual meeting of Common Unitholders). If the approval of the Series A Proposal is not obtained at this second meeting of Common Unitholders, then the Company shall be obligated to include the Series A Proposal for consideration at two (or one, if approval of the Series A Proposal is obtained at the first such annual meeting) more annual meetings of its Common Unitholders, each such meeting to be held within 365 days of the preceding annual meeting, unless a majority of the Series A Unitholders determine to omit the Series A Proposal from consideration at any such annual meeting of Common Unitholders and instead include the Series A Proposal for consideration at a subsequent annual meeting of Common Unitholders.

(iv)           Liquidation Value. In the event of any liquidation and winding up of the Company under Section 10.3 or a sale, exchange or other disposition of all or substantially all of the assets of the Company, either voluntary or involuntary, the holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Company available for distribution to the Members or any Assignees, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of Company Securities, the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of substantially all of the assets of the

Company, any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Company shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).

(v)           Voting Rights.

(A)           Subject to the limitations set forth in Section 5.12(b)(v)(B), the Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Units are convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series A Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units and the Series A Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding, other than with respect to any vote on the Series A Proposal.

(B)           Notwithstanding any other provision of this Agreement, prior to obtaining Unitholder approval of the Series A Proposal in accordance with Section 5.12(b)(iii), the number of Series A Preferred Units that shall have voting rights identical to the voting rights of the Common Units pursuant to Section 5.12(b)(v)(A) shall not exceed a number of Series A Preferred Units (plus Outstanding Conversion Common Units) equal to the Common Unit Cap, and any Series A Preferred Units issued in excess of such number shall be non-voting, except that all Series A Preferred Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Series A Preferred Units, including in relation to other classes of Interests, or as required by Law.  After obtaining Unitholder approval of the Series A Proposal in accordance with Section 5.12(b)(iii), or, if at any time the rules of the National Securities Exchange on which the Common Units are listed or admitted for trading or the staff interpretations of such rules are amended or modified so that no vote or consent of Unitholders is required to approve the issuance of Company Securities with voting rights in excess of the Common Unit Cap, then on the effective date of any such amendment or modification, all Series A Preferred Units shall automatically have voting rights identical to the voting rights of the Common Units in accordance with Section 5.12(b)(v)(A) without further action or any vote of any Unitholders.

(C)           Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units in any respect or amends or modifies any of the terms of the Series A Preferred Units; provided that the Company shall be able to amend this Section 5.12 so long as the amendment does not adversely affect the holders of the Series A Preferred Units. Without limiting the generality of the preceding sentence, such adverse effect, amendment or modification includes any action that would:

(I)           reduce the Series A Distribution Rate, change the form of payment of distributions, defer the date from which distributions on the Series A Preferred Units will accrue, cancel accrued and unpaid distributions on the Series A Preferred Units, or change the relative seniority rights of the Series A Unitholders as to the payment of distributions in relation to the holders of any other Units or amend this Section 5.12;

(II)           reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Units to the rights upon liquidation of the holders of any other Units;

(III)           make the Series A Preferred Units redeemable or convertible at the option of the Company, in the case of conversion, before the third anniversary of the Series A Issuance Date, or modify the conditions that must have occurred for such conversion option to be exercised;

(IV)           make any distribution of (i) Capital Surplus pursuant to Section 6.5 or (ii) any property other than PIK Units or other

Company Securities whose distribution is required or permitted by this Section 5.12; or

(V)           (i) other than as permitted pursuant to Section 5.10 and Section 5.12(b)(viii)(H) of this Agreement, modify the number of Conversion Units deliverable upon conversion of a Converting Unitholder’s Series A Preferred Units or (ii) fail to ensure, with respect to any Series A Preferred Units not converted into Conversion Units in connection with a Series A Change of Control Offer, that the Series A Unitholders receive in such Series A Change of Control a preferred security issued by the Person surviving or resulting from such Series A Change of Control and containing provisions substantially equivalent to the provisions set forth in Section 5.12 and Section 5.13 without abridgement, including, without limitation, the same powers, preferences, rights to distributions and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Unit had immediately prior to such Series A Change of Control; provided, that the Series A Issue Price, as applied to such securities, shall be proportionately adjusted so that the conversion of a unit of such security after the Series A Change of Control shall entitle the holder to the number of securities or amount of other assets that, if a Series A Preferred Unit had been converted into Common Units immediately prior to that Series A Change of Control, such holder would have been entitled to receive immediately following that Series A Change of Control.

(vi)           No Series A Parity Securities or Series A Senior Securities.

Other than PIK Units issued in connection with the Series A Quarterly Distribution, so long as any Series A Preferred Units remain Outstanding, the Company shall not, without the affirmative vote of a majority of the Outstanding Series A Preferred Units, issue any Series A Parity Securities or Series A Senior Securities.

(vii)           Certificates.

(A)           The Series A Preferred Units shall be evidenced by certificates in such form as the Board may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board determines to assign the responsibility to another Person, the Company will act as the registrar and transfer agent for the Series A Preferred Units. The certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B)           The certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF JULY 20, 2010, AS AMENDED, AND (ii) THE SERIES A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF JULY 21, 2010, BY AND BETWEEN THE COMPANY AND THE PURCHASER PARTY THERETO, IN EACH CASE A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(viii)           Conversion.

(A)           At the Option of the Series A Unitholder.  Subject to the limitations on conversion set forth in Section 5.12(b)(viii)(G), commencing on the third anniversary of the Series A Issuance Date (the “Series A Unitholder Conversion Option Commencement Date”), each Series A Preferred Unit shall be convertible into one Common Unit upon the request of the Series A Unitholder.  Immediately upon any conversion of Series A Preferred Units, all rights of the Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Converting Unitholder shall be treated for all purposes as the owner of Common Units.

(B)           Conversion Notice.  To convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(viii)(A), the Converting Unitholder shall give written notice (a “Series A Conversion Notice”) to the Company in the form of Exhibit A attached hereto stating (a) that such holder elects to so convert Series A Preferred Units and (b) the number of Series A Preferred Units to be converted. The date any Series A Conversion Notice is received shall be hereinafter be referred to as a “Series A Conversion Notice Date.”

(C)           At the Option of the Company. Subject to the limitations on conversion set forth in Section 5.12(b)(viii)(G), commencing on the third anniversary of the Series A Issuance Date, the Company shall have the option at any time to convert all or part of the Series A Preferred Units then Outstanding into Common Units; provided that in order for the Company to exercise such option, on the Series A Forced Conversion Notice Date, (i) the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading must be greater than one hundred thirty percent (130%) of the Series A Issue Price, for twenty (20) out of the trailing thirty (30) Trading Days before the date the Company furnishes the Series A Forced Conversion Notice, and (ii) the average daily trading volume of Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading must have exceeded 500,000 Common Units for twenty (20) out of the trailing thirty (30) Trading Days ending two (2) Trading Days before the date the Company furnishes the Series A Forced Conversion Notice.

(D)           Forced Conversion Notice.  To convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(viii)(C), the Company shall give written notice (a “Series A Forced Conversion Notice”, and the date such notice is received, a “Series A Forced Conversion Notice Date”) to each holder of Series A Preferred Units in the form of Exhibit A attached hereto stating that the Company elects to force conversion of such Series A Preferred Units pursuant to Section 5.12(b)(viii)(C) and shall state therein the number of Series A Preferred Units to be converted.

(E)           In Connection with a Liquidation.  Subject to the limitations on conversion set forth in Section 5.12(b)(viii)(G)(a), in the event of any liquidation or winding up of the Company under Section 10.3 or a sale, exchange or other disposition of all or substantially all of the assets of the Company, either voluntary or involuntary, each Series A Preferred Unit shall be convertible into one Common Unit upon the request of the Series A Unitholder.  Immediately upon any conversion of Series A Preferred Units, all rights of the Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Converting Unitholder shall be treated for all purposes as the Record Holder of Common Units.  To convert Series A Preferred Units into Common Units pursuant to this Section 5.12(b)(viii)(E), the Converting Unitholder shall  deliver a Series A Conversion Notice to the Company in the form of Exhibit A attached hereto stating (a) that such holder elects to so convert Series A Preferred Units and (b) the number of Series A Preferred Units to be converted.  Such Series A Conversion Notice shall be delivered to the Company no later than five (5) days after the date on which the Company provides notice to the Series A Unitholders of the amount of cash to be distributed to the holders of Common Units in connection with the event described in this Section 5.12(b)(viii)(E).

(F)           Timing; Certificates.  If a Series A Conversion Notice is delivered by a Series A Unitholder to the Company pursuant to Section 5.12(b)(viii)(B) or (b)(viii)(E), or a Series A Forced Conversion Notice is delivered by the Company to a Series A Unitholder pursuant to Section 5.12(b)(viii)(D), the Company shall issue the Common Units, and, if applicable pursuant to Section 5.12(b)(viii)(G), Class B Units no later than seven (7) days after a Series A Conversion Notice Date or a Series A Forced Conversion Date, as the case may be (any date of issuance of such Common Units and Class B Units, a “Series A Conversion Date”).  On the Series A Conversion Date, such holder shall surrender the certificate or certificates representing the Series A Preferred Units being converted, duly endorsed, at the office of the Company or, if identified in writing to such holder by the Company, at the offices of any transfer agent for such Units. On the Series A Conversion Date, the Company shall issue to such holder a certificate or certificates for the number of Common Units, or, if applicable pursuant to Section 5.12(b)(viii)(G), Class B Units, to which such holder shall be entitled.  Upon issuance of Conversion Units to the Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Converting Unitholder shall be treated for all purposes as the Record Holder of such Conversion Units.  Cash will be paid in lieu of any fractional Conversion Units with the value of the fractional Conversion Unit determined by reference to the Series A Issue Price.

(G)           Limitations on Conversion.

(a)           Notwithstanding any other provision of this Agreement, prior to obtaining Unitholder approval of the Series A Proposal in accordance with Section 5.12(b)(iii), the number of Common Units that may be issued upon conversion of Series A Preferred Units pursuant to this Section 5.12(b)(viii) shall not exceed a number that, when added to the total number of Common Units deemed Beneficially Owned by such Holder at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein), would exceed the Common Unit Cap. If, prior to obtaining Unitholder approval of the Series A Proposal in accordance with Section 5.12(b)(iii), the number of Common Units to be issued pursuant to a conversion in accordance with this Section 5.12(b)(viii) as set forth on any Series A Conversion Notice or Series A Forced Conversion Notice would exceed the Common Unit Cap, then the Company shall issue one Class B Unit to such Unitholder for each Common Unit to be issued upon conversion in excess of the Common Unit Cap.  After obtaining Unitholder approval of the Series A Proposal, or, if at any time the rules of the National Securities Exchange on which the Common Units are listed or admitted for trading or the staff interpretations of such rules are amended and modified so that no vote or consent of Unitholders is required to issue Common Units in excess of the Common Unit Cap, then on the effective date of any such amendment or modification, the limitation on issuing Common Units in excess of the Common Unit Cap shall not apply and all Series A Preferred Units shall be convertible into Common Units in accordance with Section 5.12(b)(viii) without further action or any vote of any Unitholders other

than compliance with Section 5.12(b)(viii).   If for any other reason the issuance of any Common Unit pursuant to a conversion in accordance with this Section 5.12(b)(viii) is not permitted by applicable law, rule or regulation, then the Company shall issue one Class B Unit to such Unitholder for each such Common Unit to be issued upon conversion.

(b)           Notwithstanding any other provision of this Agreement, the number of Common Units or Class B Units that may be issued upon conversion of any Series A Preferred Units pursuant to this Section 5.12(b)(viii) shall not exceed a number of Common Units and Class B Units that (assuming (i) such Series A Preferred Units had been converted to such number of Common Units and Class B Units, (ii) all such Converted Units were Outstanding, (iii) such Outstanding Converted Common Units received the distribution per Common Unit as declared by the Board, (iv) such Outstanding Converted B Units received one hundred ten percent (110%) of the distribution per Common Unit as declared by the Board, and (v) the Board will declare the same amount of distributions per Common Unit in the next succeeding four Quarters) would cause the aggregate distributions of the Company for any Quarter during the next succeeding four Quarters to exceed the estimated Total Distributable Cash Flow for such Quarter.

(H)           Distributions, Combinations, Subdivisions and Reclassifications by the Company.  If after the Series A Issuance Date the Company (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Company Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Company is the surviving Person), then the Series A Issue Price in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Company Securities into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Company is the surviving Person, the Company shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A

Preferred Units had immediately prior to such transaction or event.  An adjustment made pursuant to this Section 5.12(b)(viii)(H) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Company is the surviving Person) or split.  Such adjustment shall be made successively whenever any event described above shall occur.

(ix)           Change of Control.

(A)           In connection with a Series A Change of Control, the Company (or its successor) will make an irrevocable written offer (a “Series A Change of Control Offer”) to each Series A Unitholder to convert all (but not less than all) of such holder’s Series A Preferred Units into Common Units, subject to the conditions set forth in this Section 5.12(b)(ix).  Subject to the limitations in 5.12(b)(viii)(G)(a), the number of Conversion Units deliverable upon conversion of a Converting Holder’s Series A Preferred Units pursuant to this Section 5.12(b)(ix) shall be equal to the quotient of (i) 110% of the aggregate Series A Issue Price for such Converting Holder’s converting Series A Preferred Units and all accrued but unpaid distributions on such Series A Preferred Units (including distributions payable in PIK Units) as of the date of the Series A Change of Control Offer, divided by (ii) the Series A Issue Price.  Cash will be paid in lieu of any fractional Conversion Units with the value of the fractional Conversion Unit determined by reference to the Series A Issue Price.  Within five (5) Business Days following the execution of any definitive agreement for which the transactions contemplated therein would result in a Series A Change of Control, the Company (or its successor) will mail a notice to each Series A Unitholder describing the transaction or transactions that constitute the Change of Control and stating:

(I)           that the Series A Change of Control Offer is being made pursuant to this Section 5.12(b)(ix);

(II)           the Company’s computation of the number of Conversion Units to be received by the holder upon the Series A Conversion Date pursuant to such Series A Change of Control Offer and the purchase date, which shall be no later than fifteen (15) days following the Series A Change of Control (the “Series A Change of Control Issuance Date”); and

(III)           that each holder electing to have all of its Series A Preferred Units converted to Conversion Units pursuant to a Series A Change of Control Offer must notify the Company in writing the earlier of (a) a date ten (10) days from the date such notice of a Series A Change of Control Offer is mailed or (b) by the close of business on the third (3rd) Business Day preceding the closing date for the Series A Change of

Control  transaction of such holder’s election to have all of its Series A Preferred Units converted to Conversion Units in connection with the Series A Change of Control Offer.

(B)           On the Series A Change of Control Issuance Date, the Company (or its successor) will issue to each Converting Holder the certificate or certificates for Common Units to the extent permitted pursuant to Section 5.12(b)(viii)(G)(a), and Class B Units for the balance of such Conversion Units, in respect of such Converting Holder’s Series A Preferred Units designated for conversion pursuant to the written notice delivered in accordance with Section 5.12(b)(ix)(A)(III).

(C)           Upon the issuance of Conversion Units to the Converting Unitholder pursuant to this Section 5.12(b)(ix), all rights under the converted Series A Preferred Units shall cease, and such Converting Unitholder shall be treated for all purposes as the Record Holder of such Conversion Units.

(x) Fully Paid and Nonassessable. Any Common Units delivered as a result of conversion pursuant to this Section 5.12 shall be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(xi)           Forced Conversion True-up Payment.  Notwithstanding anything to the contrary contained in this Agreement, if any corrective allocations (within the meaning of Proposed Treasury Regulation Section 1.704-1(b)(4)(x)) are made to a Unitholder (or there is any other taxable capital shift to a Unitholder) as a result of a conversion of such Unitholder's Series A Preferred Units pursuant to Section 5.12(b)(viii)(C), then immediately prior to any other distribution pursuant to this Agreement, the Company shall make a distribution to such Unitholder in an amount equal to the Tax Cost.  Any reference in this Agreement to a provision of the Proposed Treasury Regulations shall be deemed to refer to a corresponding provision of subsequently promulgated proposed, temporary or final Treasury regulations or other relevant guidance.

(xii)           Limitations on Distributions of Available Cash.  Notwithstanding any other provision of this Agreement:

(A) During any Quarter prior to the third anniversary of the Series A Issuance Date, the Board shall not declare an increase in the distribution per Common Unit of Available Cash payable to Common Units pursuant to Article VI with respect to any Quarter over the previous Quarter if the intent of such increase is to limit a Series A Unitholder's ability to convert its Series A Units into Common Units pursuant to Section 5.12(b)(viii)(A); and

(B) During any Quarter after the third anniversary of the Series A Issuance Date in which any Series A Preferred Units are Outstanding at the time the Board determines the quarterly distribution in accordance with Article VI, the Board may not declare an increase in the distribution per Common Unit of Available Cash pursuant to Article VI with respect to any Quarter over the previous Quarter, that (assuming (i) all the Series A Preferred Units had been converted to Conversion Units, (ii) all the Conversion Units were Outstanding, (iii) all the Conversion Common Units received the distribution per Common Unit as declared by the Board, (iv) all the Conversion B Units received one hundred ten percent (110%) of the distribution per Common Unit as declared by the Board, and (v) the Board will declare the same amount of distributions per Common Unit in the next succeeding four Quarters) would cause the aggregate distributions of the Company for any Quarter during the next succeeding four Quarters to exceed the estimated Total Distributable Cash Flow for such Quarter.

(xiii)           Tax Estimates.  Within ten (10) days after the date of receipt of any written request from any Series A Unitholder stating the number of Series A Preferred Units owned by such holder, the Company shall provide such holder with a good faith estimate (and reasonable supporting calculations utilizing reasonable assumptions) of whether there is sufficient Unrealized Gain attributable to the Company property such that, if such holder converted its Series A Preferred Units pursuant to Section 5.12(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(i), such holder’s Capital Account in respect of its converted Series A Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit.  If at any time one or more Series A Unitholders make such a request at a time during which four (4) such estimates have already been provided during the calendar year, then such holder or holders, as applicable, shall reimburse the Company for all documented third-party expenses reasonably associated with such request up to a maximum, in each instance, of $50,000.

10.           Article V is hereby amended to add a new Section 5.13, creating a new series of Units as follows:

Section 5.13  Establishment of Class B Units.

(a)           General.  The Board hereby designates and creates a series of Units to be designated as “Class B Units” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.13.

(b)           Rights of Class B Units. The Class B Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)           Distributions.  Each Class B Unit shall have the right to share in distributions pursuant to Section 6.4 and Section 6.5 on a pro rata basis with the Common Units, with the amount of any distributions on each Class B Unit equaling 110% of the quarterly cash distribution amount payable on each Common Unit.   Any such distribution shall be payable without regard to the Company’s income and will be treated as a guaranteed payment pursuant to Section 707(c) of the Code.

(ii)           Conversion of Class B Units to Common Units Pursuant to a Vote of Common Unitholders.  Except as provided in this Section 5.13, the Class B Units are not convertible into Common Units.  Upon receipt of unitholder approval of the Series A Proposal in accordance with Section 5.12(b)(iii) and compliance with Section 5.13(b)(iv), the terms of the Class B Units will be changed, automatically and without further action, so that each Class B Unit is automatically converted into one Common Unit on the date of such approval, and upon such conversion,  no Class B Units shall be Outstanding.

(iii)           Change in Rules of National Securities Exchange.  If at any time the rules of the National Securities Exchange on which the Common Units are listed or admitted for trading or the staff interpretations of such rules are amended or modified so that no vote or consent of Unitholders is required as a condition to the listing or admission for trading of the Common Units that would be issued upon any conversion of any Class B Units as provided in Section 5.13(b)(ii), then on the effective date of such amendment or modification, the terms of such Class B Units will be changed so that each Class B Unit is automatically converted (without further action other than compliance with Section 5.13(b)(iv) or any vote of any Unitholders) into one Common Unit, and upon such conversion, no Class B Units shall be Outstanding.

(iv)           Surrender of Certificates.  Upon receipt of the approval of the holders of the Outstanding Common Units to convert the Class B Units into Common Units automatically in accordance with Section 5.13(b)(ii), or a change in rules of the National Securities Exchange or the staff interpretations of such rules as described in Section 5.13(b)(iii), the Board shall give the holders of the Class B Units prompt notice of such approval and conversion.  Upon the automatic conversion of the Class B Units into Common Units in accordance with Section 5.13(b)(ii) each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Class B Units.  In the case of any such conversion, the Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which it shall be entitled as aforesaid.  Such conversion shall be deemed to have occurred as of the date of the event specified in Section 5.13(b)(ii) or Section 5.13(b)(iii), as the case may be, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the Record Holder of such Common Units on such date.

(v)           Fully Paid and Nonassessable.  Any Common Units delivered as a result of conversion pursuant to Section 5.13(b)(ii) or (iii) shall be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(vi)           Voting Rights.  The Class B Units are non-voting, except that the Class B Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B Units in relation to other classes of Interests or as required by Law.  The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote.

(vii)           No Class B Parity Securities or Class B Senior Securities.  So long as any Class B Preferred Units remain Outstanding, the Company shall not, without the affirmative vote of a majority of the Outstanding Class B Preferred Units, issue any Class B Parity Securities or Class B Senior Securities.

(viii)           Other Extraordinary Transactions Affecting the Company. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (not otherwise addressed in Section 5.10) in which the holders of Common Units are to receive securities, cash or other assets (a “Company Event”),  the Company shall make appropriate provision to ensure that the holders of Class B Units receive in such Company Event at least the same consideration as the Common Units. The Company may not consummate a Company Event in which the consideration paid for each Class B Unit is less than the consideration paid for each Common Unit without the prior written approval of the holders of a majority of the Outstanding Class B Units.

(ix)           Liquidation Value.  In the event of any liquidation and winding up of the Company under Section 10.3 or a sale, exchange or other disposition of all or substantially all of the assets of the Company, either voluntary or involuntary, the holders of the Class B Units shall be entitled to receive, out of the assets of the Company available for distribution to the Members or any Assignees, after the liquidating distribution to the holders of the Series A Preferred Units has been paid in full pursuant to Section 5.12(b)(iv), but prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of Company Securities, the positive value in each such holder’s Capital Account in respect of such Class B Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of substantially all of the assets of the Company, any such holder’s Capital Account in respect of such Class B Units is less than the aggregate Class B Liquidation Value of such Class B Units, then notwithstanding anything to the contrary contained in this Agreement, after any allocation to the holders of the Series A Preferred Units pursuant to Section 5.12(b)(iv), but prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Class B Units, Pro Rata, until the Capital Account in respect of each Outstanding Class B Unit is equal to the Class B Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Class B Units is less than the aggregate Class B Liquidation Value of such Class B Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Company shall be reallocated from all Unitholders then holding Common Units, Pro Rata, to all Unitholders then holding Class B Units, Pro Rata, until the Capital Account in respect of each such Class B Unit is equal to the Class B Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).

11.           The first sentence of Section 6.1 of the Limited Liability Company Agreement is amended and restated in its entirety to read as follows:

For purposes of maintaining Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with 5.5(b), after taking into account any guaranteed payments made pursuant to Section 5.12 or Section 5.13) shall be allocated (subject to Section 5.12(b)(iv) and Section 5.13(b)(ix)) among the Members in each taxable period as provided herein below.

12.           Sections 6.1(a) – (c) of the Limited Liability Company Agreement are amended and restated in their entirety to read as follows:

(a)           Net Income.  After giving effect to the allocations in Section 6.1(d) and any allocations to Company Securities other than Units, Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to the Unitholders as follows:

(i)           First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such deficit Capital Account balance has been eliminated;

(ii)           Next, to all Unitholders holding Series A Preferred Units, in accordance with the excess of their Series A Liquidation Values over their respective existing Capital Accounts, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value;

(iii)           Next, to all Unitholders holding Class B Units, Pro Rata, to the extent that the Capital Account in respect of the Outstanding Class B Unit is less than the Class B Liquidation Value, until the Capital Account in respect of each Outstanding Class B Unit is equal to the Class B Liquidation Value;

(iv)           Next, to all Unitholders holding Common Units, Pro Rata, to the extent that the Capital Account in respect of the Outstanding Common Unit is less than the Class B Liquidation Value, until the Capital Account in respect of each Outstanding Common Unit is equal to the Class B Liquidation Value; and

(v)           Thereafter, to all Unitholders holding Common Units in accordance with their respective Percentage Interests.

(b)           Net Loss.  After giving effect to the allocations in Section 6.1(d) and any allocations to Company Securities other than Units, Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated to the Unitholders as follows,

(i)           First, to all Unitholders holding Class B Units and Common Units in accordance with their respective Percentage Interests until the Capital Account in respect of each Outstanding Class B Unit is equal to the Class B Liquidation Value;

(ii)           Next, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Outstanding Common Unit is reduced to zero;

(iii)           Next, to all Unitholders holding Class B Units, Pro Rata, until the Capital Account in respect of each Outstanding Class B Unit is reduced to zero;

(iv)           Next, to all Unitholders holding Series A Preferred Units, in accordance with their positive Capital Account balances, until the Capital Account in respect of each Outstanding Series A Preferred Unit is reduced to zero; and

(v)           Thereafter, to all Unitholders holding Class B Units and Common Units in accordance with their respective Percentage Interests;

provided that Net Loss shall not be allocated to a Unitholder pursuant to this Section 6.1(b) to the extent that such allocation would cause such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account).

(c)           Net Termination Gain and Loss.  All allocations of Net Termination Gain and Net Termination Loss under Section 6.1(c)(i) and (ii) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and 6.5 have been made; provided, however, that solely for purposes of making allocations of Net Termination Gain and Net

Termination Loss, Capital Accounts shall not be adjusted for distributions made pursuant to Section 10.3.

(i)           After giving effect to the allocations in Section 6.1(d) and any allocations to Company Securities other than Units, Net Termination Gain for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Termination Gain for such taxable period shall be allocated to the Unitholders as follows:

(A)           First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such deficit Capital Account balance has been eliminated;

(B)           Next, to all Unitholders holding Series A Preferred Units, in accordance with the excess of their Series A Liquidation Values over their respective existing Capital Accounts, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value;

(C)           Next, to all Unitholders holding Class B Units, Pro Rata, to the extent that the Capital Account in respect of the Outstanding Class B Unit is less than the Class B Liquidation Value, until the Capital Account in respect of each Outstanding Class B Unit is equal to the Class B Liquidation Value;

(D)           Next, to all Unitholders holding Common Units, Pro Rata, to the extent that the Capital Account in respect of the Outstanding Common Unit is less than the Class B Liquidation Value, until the Capital Account in respect of each Outstanding Common Unit is equal to the Class B Liquidation Value; and

(E)           Thereafter, to all Unitholders holding Common Units and Class B Units in accordance with their respective Percentage Interests.

(ii)           After giving effect to the allocations in Section 6.1(d) and any allocations to Company Securities other than Units, Net Termination Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Termination Loss for such taxable period shall be allocated to the Unitholders as follows,

(A)           First, to all Unitholders holding Class B Units and Common Units in accordance with their respective Percentage Interests until the Capital Account in respect of each Outstanding Class B Unit is equal to the Class B Liquidation Value;

(B)           Next, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Outstanding Common Unit is reduced to zero;

(C)           Next, to all Unitholders holding Class B Units, Pro Rata, until the Capital Account in respect of each Outstanding Class B Unit is reduced to zero;

(D)           Next, to all Unitholders holding Series A Preferred Units, in accordance with their positive Capital Account balances, until the Capital Account in respect of each Outstanding Series A Preferred Unit is reduced to zero; and

(E)           Thereafter, to all Unitholders holding Class B Units and Common Units in accordance with their respective Percentage Interests;

provided that Net Termination Loss shall not be allocated to a Unitholder pursuant to this Section 6.1(c)(ii) to the extent that such allocation would cause such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account).

13.           Section 6.1(d)(iii) of the Limited Liability Company Agreement is hereby amended and restated in its entirety to read as follows:

(iii)           If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to (x) Section 5.12(b)(ii) of this Agreement to the Series A Unitholders, (y) Section 5.13(b)(i) of this Agreement to the holders of Class B Units or (z) Section 10.3 of this Agreement) to any Unitholder with respect to its Units for a taxable period is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed (except cash or property distributed pursuant to (x) Section 5.12(b)(ii) of this Agreement to the Series A Unitholders, (y) Section 5.13(b)(i) of this Agreement to the holders of Class B Units or (z) Section 10.3 of this Agreement) to the other Unitholders with respect to their Units (on a per Unit basis), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (a) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (b) the number of Units owned by the Unitholder receiving the greater distribution.

14.           Article VI of the Limited Liability Company Agreement is hereby amended to add a new Section 6.1(d)(xi) as follows:

(xi)           Economic Uniformity.  Upon and after the conversion of a Class B Unit to a Common Unit, all or a portion of the remaining items of Company gross income, gain, loss or deduction, as applicable, for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Member holding converted Class B Units in the proportion of the number of converted Class B Units held by such Member to the total number of converted Class B Units then Outstanding, until each such Member has been allocated an amount of gross income, gain, loss or deduction, as applicable, that renders the Capital Account maintained with respect to such converted Class B Units equal to the product of (A) the number of converted Class B Units held by such Member and (B) the Per Unit Capital Amount for an Initial Common Unit Outstanding as of the time of such conversion. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units immediately prior to the conversion of such Class B Units into Common Units; once such uniformity is established with respect to a converted Class B Unit, no further allocations with respect to such converted Class B Unit shall be made pursuant to this Section 6.1(d)(xi).

15.           Section 6.2 of the Limited Liability Company Agreement is hereby amended to add the following as Section 6.2(i) immediately following Section 6.2(h):

(i)           If Capital Account balances are reallocated between the Members in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Company shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).

16.  Section 6.4 of the Limited Liability Company Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.4                      Distributions of Available Cash from Operating Surplus.

(a)           Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Company Securities issued pursuant thereto:

(i)           First, to the Series A Unitholders, Pro Rata, until there has been distributed in respect of each Series A Preferred Unit then Outstanding an amount equal to the portion of the Series A Quarterly Distributions to be paid in cash for such Quarter pursuant to Section 5.12(b)(ii); and

(ii)           Second, subject to Section 5.13(b)(i), to all Unitholders other than Series A Unitholders, in accordance with their respective Percentage Interests.

17.  Section 6.5 of the Limited Liability Company Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.5            Distributions of Available Cash from Capital Surplus

Subject to Section 5.12(b)(v)(C)(IV), Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the Unitholders in accordance with their respective Adjusted Percentage Interests.

18.  Section 6.6(a) of the Limited Liability Company Agreement is hereby amended and restated in its entirety to read as follows:

6.6           Adjustment of Minimum Quarterly Distribution.

The Minimum Quarterly Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Company Securities in accordance with Section 5.10.  In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

19.           Article VI of the Limited Liability Company Agreement is hereby amended to add a new Section 6.9 as follows:

6.9           Special Provisions Relating to Series A Preferred Unitholders.

(a)           Subject to transfer restrictions in Section 4.6 of this Agreement, a Unitholder holding a Conversion Common Unit shall provide notice to the Company of any Transfer of the Conversion Common Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(i), the Company has previously determined, based on advice of counsel, that the Conversion Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the Company shall take whatever steps are required to provide economic uniformity to the Conversion Common Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Members in accordance with Section 5.5(d)(i)

hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Member pursuant to Article III and Article VII and (ii) in accordance with Sections 5.5(a), 5.5(d)(i) and 5.12, have a Capital Account as a Member pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.12 or (ii) be entitled to any distributions other than as provided in Section 5.12 and Article VI.

B.           Agreement in Effect.  Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.

C.           Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.           Invalidity of Provisions.  If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

COPANO ENERGY, L.L.C.,

By:	/s/ R. Bruce Northcutt
Name:	R. Bruce Northcutt
Title:	President and Chief Executive Officer